Exbibit 99.1
Contacts:
Investors: Judy Hayes, InterMune, Inc., 415-466-2242, ir@intermune.com
Media: Pam Lord, Atkins + Associates, 858-527-3494, plord@irpr.com
INTERMUNE ELECTS DAVID S. KABAKOFF, PH.D.
TO BOARD OF DIRECTORS
BRISBANE, Calif., December 1, 2005 — InterMune, Inc. (Nasdaq: ITMN) announced today that David S. Kabakoff, Ph.D. has been elected to its Board of Directors.
During his almost 30 years in the life sciences industry, Dr. Kabakoff has accumulated broad experience in building, leading and financing life science companies. He has also led technology and product development programs in the pharmaceutical, biopharmaceutical, drug delivery and medical diagnostics fields and guided significant strategic alliances.
“David Kabakoff is an experienced executive with an impressive track record of successfully leading life science companies toward achievement of corporate initiatives,” said Dan Welch, President and CEO of InterMune. “My fellow Directors at InterMune and I look forward to working with Dr. Kabakoff and drawing on his vast experience as we focus our resources on our exciting pulmonology and hepatology research and development programs that we believe have the potential to create substantial value for shareholders.”
Prior to the acquisition of Salmedix, Inc. by Cephalon, Inc. in June 2005, Dr. Kabakoff served as Chairman and Chief Executive Officer of Salmedix, a company he co-founded in 2001 to develop novel oncology drugs with a commercial focus on the treatment of hematologic malignancies, including leukemia and lymphoma.
From 1996 to September 2000, Dr. Kabakoff held senior management positions with Dura Pharmaceuticals, a specialty pharmaceutical company, acquired by Elan Pharmaceuticals in September 2000. Prior to joining Dura, Dr. Kabakoff was Chairman and Chief Executive Officer of Corvas International, a biopharmaceutical firm focused on cardiovascular and inflammatory diseases, and held senior management positions with Hybritech, Inc., a pioneer in the field of monoclonal antibodies, which was acquired by Eli Lilly & Co. in 1986.

Exhibit 99.1
Dr. Kabakoff received his Ph.D. in Chemistry from Yale University and his B.A. in Chemistry from Case Western Reserve University.
About InterMune
InterMune is a biotechnology company focused on the research, development and commercialization of innovative therapies in pulmonology and hepatology. InterMune has a broad and deep product portfolio addressing idiopathic pulmonary fibrosis (IPF) and hepatitis C virus (HCV) infections. The pulmonology portfolio includes Actimmune® (interferon gamma-1b), pirfenidone and research programs. Actimmune® is being evaluated in the INSPIRE Trial, a Phase III study in patients with IPF and pirfenidone is also being developed for the treatment of IPF in a Phase III program expected to initiate in the first half of 2006. The hepatology portfolio includes the early stage HCV protease inhibitor program and several small molecule programs in research. For additional information about InterMune and its R&D pipeline, please visit www.intermune.com.
# # #